Exhibit 3.1

SECOND AMENDMENT
TO THE
ARTICLES OF INCORPORAITON
OF
NBOG BANCORPORATION, INC.

I.

     The name of the corporation is NBOG Bancorporation, Inc. (the “Corporation”).

II.

     Effective the date hereof, Article One of the Articles of Incorporation of the Corporation is amended to read as follows:

“ARTICLE I – NAME.

     The name of the corporation is First Century Bancorp.”

     All other Articles and provisions of the Articles of Incorporation shall remain in full force and effect.

III.

     This amendment was duly approved by the unanimous vote of the board of directors of the Corporation, on the 20th day of September, 2007.

IV.

The undersigned does hereby certify that a notice to publish the articles of amendment to change the corporation’s name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the registered office as required by O.C.G.A. 14-2-1006.1.

     IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Articles of Incorporation of the Corporation to be executed by its duly authorized officer as of the 21st day of September, 2007.

                                   NBOG BANCORPORATION, INC.

                                    /s/ R. Allen Smith

                                   By: R. Allen Smith

                                  Title: President/CEO